EXHIBIT 10.19

SEPARATION AGREEMENT AND RELEASE

     This Separation Agreement and Release (“Agreement”) is made and entered into on April 23, 2004 to be effective as of March 31, 2004, by and between G. Stephen Fillip (hereinafter referred to as “Employee”), FirstCity Servicing Corporation. (hereinafter referred to as “FCSC”), and FirstCity Financial Corporation (hereinafter referred to as “FirstCity”).

     WHEREAS, Employee’s employment with FCSC and/or FCFC will terminate effective March 31, 2004; and

     WHEREAS, Employee, FCSC and FirstCity desire to settle the differences between them relating to all claims and causes of action that could be asserted by Employee including but not limited to those for vacation pay, severance pay or other payments that may be due or asserted to be due to Employee and to set forth their agreement concerning certain matters relating to their relationship following termination of employment and related agreements between them.

     In consideration of the mutual promises, covenants and agreements set forth herein, and in full compromise, release and settlement, accord and satisfaction, and discharge of all claims or causes of action, known or unknown, possessed by or belonging to Employee, the parties covenant and agree as follows:

     1. Each party shall take the following actions, subject to the terms of this Agreement:

               (a) FCSC will, on the later to occur of either (1) seven (7) days after the complete execution of this Agreement or (2) April 1, 2004, begin payment to Employee an amount equal to $10,000.00 per month less payroll deductions and continue payment of such amount to Employee by making two payments per month of $5,000.00 each on the first (1st) and fifteenth (15th) of each month thereafter until and including June 15, 2006. Employee will not be entitled to any other payments or compensation from FCSC or FCFC (as defined herein), except as provided in Sections 1(b), 1(c), 1(e) and 1(f). The payments set forth in this Section 1(a) may be subject to set-off by FCSC under the terms of the Consultant Agreement described in Section 1(f).

               (b) The current insurance carried by FirstCity will not allow Employee to continue coverage after March 31, 2004. FirstCity shall pay a percentage of Employee’s COBRA payments equal to the portion of Employee’s insurance paid by FirstCity as of March 31, 2004 divided by the total insurance premium to insure Employee as of March 31, 2004. After Employee’s COBRA coverage period has expired and until the earlier to occur of June 30, 2006 or when Employee is able to be covered by another group health insurance plan, FirstCity shall pay Employee an amount monthly equal to the dollar amount paid by FirstCity towards Employee’s COBRA payment for the last month of Employee’s COBRA coverage period. Employee shall not be considered an employee of

FCSC and/or FCFC after March 31, 2004 and shall not be eligible to participate in FirstCity’s benefit plans after March 31, 2004.

               (c) The second paragraph of Section 2 of a Promissory Note dated as of December 12, 2002 in the principal amount of $971,250.00 executed by FirstCity Commercial Corporation payable to the order of Employee (the “Note”) shall be deleted in its entirety and replaced with the following:

“Notwithstanding the payment provisions set forth above, (a) if this Note is not paid in full on or before the Maturity Date, Maker and Payee agree that any amounts remaining unpaid hereunder as of the Maturity Date shall be forgiven, shall be deemed paid in full, and Payee shall not be entitled to any further payment under this Note and (b) if FirstCity Servicing Corporation (“FCSC”) terminates Payee “For Cause” under the terms of a Consultant Agreement dated April 23, 2004 executed by Payee and FCSC, this Note will be deemed paid in full and Payee will no longer be entitled to payments under this Note.”

               The definition of “Incentive Fees” set forth in the Note shall be deleted in its entirety and replaced with the following:

“Incentive Fees” means the aggregate amount, in US dollars, of all incentive servicing fees or consulting fees (i) received by FirstCity Servicing Corporation in any month related to acquisitions made prior to January 1, 2004 in its Mexico operations, and (ii) paid to Maker in such month, net of all taxes and/or other charges that may be assessed by applicable governmental authorities.”

               (d) Employee agrees that any Options (as defined in the Plans) held by Employee under the FirstCity Financial Corporation 1995 Stock Option and Award Plan and the FirstCity Financial Corporation 1996 Stock Option and Award Plan (collectively referred to as the “Plans”) shall be subject to the terms of such Plans including but not limited to the provisions concerning vesting and exercise. Employee further agrees that Employee shall not be considered or treated as an “Employee” (as the term “Employee” is defined in the Plans) under the terms of the Plans after March 31, 2004.

               (e) FCSC shall convey ownership of the Dell Latitude Laptop Computer currently in Employee’s possession to Employee after FCSC has removed all proprietary information and systems from such computer.

               (f) FCSC and Employee shall enter into a Consultant Agreement in the form of the Consultant Agreement set forth at Exhibit A attached hereto.

               (g) Employee, on behalf of himself and his agents, successors, assigns, heirs, executors, administrators, and legal representatives, releases FCSC, FirstCity and all of FirstCity Financial Corporation’s affiliates and subsidiaries (collectively, “FCFC”), their agents, servants, legal representatives, officers, directors, shareholders, partners and employees, and all persons, natural or corporate, in privity with them or any of them (all shall be collectively referred to as the “Released Parties”), from any and all claims or causes of action of any kind whatsoever, at common law, statutory, contractual or otherwise, that Employee has or might have, or that could be asserted in an administrative complaint or in a lawsuit, known or unknown, now existing or arising in the future, arising out of or related to employment, termination of employment, operation of FCSC or FCFC, or any other matters between or among Employee and the Released Parties, save and except as to performance of agreements set forth in this Agreement; this release shall include, without limitation, all claims of Employee related to any obligations, responsibilities, or liabilities of FCSC and/or FCFC: (i) under any written or oral employment or compensation agreement between Employee, FCSC and/or FCFC; (ii) under any agreements relating to compensation, reimbursement, or payment of any kind from FCSC or FCFC, save and except any 401K or other benefit obligations as in effect on March 31, 2004, any such obligations being subject to the terms and provisions of such benefit plans; (iii) under any written or oral agreements relating to an ownership of stock or operation of FCSC or FCFC; and (v) any and all claims, demands, suits, damages, losses, wrongs, actions, causes of action, or suits in equity or otherwise of any kind or nature whatsoever regarding his employment, and separation from employment, with FCSC or FCFC, including, but not limited to, any claim arising under the Age Discrimination in Employment Act, the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1991, Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, 42 U.S.C. Section 1981, 42 U.S.C. Section 1988 (including any claims by Employee or his counsel, if any, for attorney fees) the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, breach of contract, and all federal, state or local law claims, whether statutory or common law.

     2. Employee resigns as a director, officer and/or employee of FCSC, and of all its subsidiaries and affiliates, effective as of March 31, 2004 and shall assist FCSC and FCFC with a smooth transition of Employee’s responsibilities.

     3. In exchange for the payment and release of claims set forth in Section 1 and Employee’s agreement to strictly comply with the obligations set forth in Section 4, FCSC and FirstCity agree as follows:

               (a) FCSC and/or FCFC shall respond to any inquiry as to Employee’s employment status by confirming that he was an employee of FCSC until March 31, 2004.

               (b) FCSC shall report the payment of the amount under Section 1(a) on Employee’s IRS Form W-2 and the fair market value of the computer referenced in Section 1(e) on an IRS From 1099 to Employee. The amounts, if any, paid to Employee under the Note shall be reported to the IRS as such amounts have been previously reported to the IRS.

     4. Employee agrees that:

               (a) Employee agrees that he shall not initiate any contact or discussions regarding the business interests or activities of FCSC or FCFC with any vendor or customer of FCSC or FCFC, however this should not be construed to prevent communication between the Employee and any other party, whether considered a vendor or customer of FCSC or FCFC, that does not relate to or regard the business interests or activities of FCSC or FCFC; nor shall Employee disclose any confidential information, trade secrets, or proprietary business information of FCSC and/or FCFC with any third parties, unless required by law or court order and only after providing prior written notice to FCSC or FCFC a sufficient amount of time prior to any such disclosure so that FCSC or FCFC would be able to take any protective action it would desire to pursue.

               (b) Employee agrees that until the latter of (i) October 1, 2005 or (ii) one (1) year after the expiration or termination of the Consultant Agreement (the “Non-Competition Period”), Employee will not, directly or indirectly, for himself or for any other person or entity participate in any business involving the acquisition of and/or servicing of portfolios of assets and/or loans (whether secured or unsecured, and whether performing or non-performing), whether acquired through a public auction or a privately negotiated transaction in competition with FCFC or its affiliates. For purposes of this Agreement, the term “participate” shall include any direct or indirect interest, as well as being holder of any equity or membership interest in any enterprise, fund, trust, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than ten percent (10%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the counter market) or otherwise when FCFC or its affiliates are interested in the acquisition of and/or servicing of the same portfolios of loans or collateral securing such loans. The term “participate” shall not include any direct or indirect interest, as well as being holder of any equity or membership interest in CMC Cityscape II, Ltd. If at the time of enforcement of this sub-paragraph (a), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein. To obtain consent to participate in the acquisition of and/or servicing of portfolios of assets and/or loans, Employee may give written notice to FCFC that Employee is interested in a transaction; after which FCFC shall have fifteen (15) business days from FCFC’s receipt of such written notice to consent to Employee’s participation in the transaction. In the event FCFC has not responded to Employee concerning any written notice at the expiration of the fifteen (15) business day period, then FCFC shall be deemed to have consented to Employee’s participation in the transaction described in the notice. Employee shall provide specific detail of the proposed transaction in the written notice.

               (c) Until the expiration of the Non-Competition Period, Employee agrees not to solicit the employment of any officer, director or employee of FCFC and/or FCSC, except with the express written permission of FirstCity.

               (d) Employee will or shall return any and all property, documents, files, or other paper or electronic media in his possession which is pertinent to FCSC’s or FCFC’s business and copies thereof.

               (e) Employee agrees that FCSC and FCFC have specialized expertise in the acquisition, pricing methodology, servicing and sale of distressed assets and that Employee has knowledge of proprietary, confidential and nonpublic material concerning the business, methodology, models, computer programs and services of FCSC and FCFC and that during the term of the Consultant Agreement, FCSC and FCFC might disclose to Employee other proprietary, confidential and nonpublic material concerning the business and services of FCSC and FCFC (collectively, all such information is herein the “Confidential Information”). Before, during and after the term of this Agreement, Employee shall treat as confidential and not divulge, disclose or communicate any Confidential Information for any reason or in any manner to any person, except to those persons approved in writing by FCSC, who have been advised by Employee of the confidential nature of the information, and who have agreed in writing, a copy of which will be delivered to FCSC and FCFC, to comply with the terms of this Agreement for the benefit of FCSC and FCFC and which writing expressly provides that FCSC and FCFC may rely thereon and directly enforce such agreements against those persons. Further, Employee agrees that during the Non-Competition Period Employee will not knowingly, as a result of knowledge or information obtained from the Confidential Information, divert or attempt to divert any business or customer of FCSC and/or FCFC.

               The parties hereto agree that FCSC and FCFC would suffer irreparable harm from a breach by Employee of any of the covenants or agreements contained in Sections 4 (a), (b), (c), (d) and (e). Therefore, in the event of the actual or threatened breach by Employee of those provisions of this Agreement, FCSC and FCFC or their successors or assigns may, in addition and supplementary to other rights and remedies existing on their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof (including the extension of the Non-Competition Period by a period equal to the length or proceedings necessary to stop such violation). In the event of an alleged breach or violation by Employee of any of the provisions of this Agreement, the Non-Competition Period will be tolled until such alleged breach or violation is resolved. Employee agrees that these restrictions are reasonable.

               (f) Employee shall not, at any time in the future, make or publish any critical or disparaging statements about FCSC or FCFC or any of their officers, employees, directors or operations to any other person or entity, nor will he do anything to disrupt or detrimentally affect, directly or indirectly, the business, operations or liabilities of FCSC and FCFC.

               (g) Employee acknowledges that he has been paid for all compensation, commission, wages, vacation, sick pay, severance pay, retention pay, and other payments of any kind that he earned for services through March 31, 2004. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from FCSC or FCFC in his capacity as an employee or as an officer of FCSC or FCFC other than those expressly set forth in this Agreement, and further acknowledges that he is not entitled to any other payment, monies or benefits, and that FCSC and FCFC by complying with Section 1(a) of this Agreement will have fully complied with any and all obligations they have to Employee and shall not have any further liability to him.

     5. FCSC, FCFC and Employee acknowledge that this Agreement is entered into for the purpose of resolving any and all matters in controversy between them. The parties agree that neither FCSC, FCFC nor Employee will take any action inconsistent with the spirit and intent of this Agreement.

     6. FCSC, FirstCity and Employee each agree that they will keep confidential the existence and terms of this Agreement, except that the terms of this Agreement may be disclosed to Employee’s spouse, the attorney of either of the parties, necessary employees of FCSC or FCFC, or other persons only as required by law.

     7. Nothing contained herein shall be construed as an admission of liability by FCSC, FCFC or Employee, any such liability being expressly denied.

     8. It is understood and agreed that this Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or undertakings between the parties relating to the subject matter. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed orally and any changes or amendments must be signed by all parties affected by the change or amendment.

     9. Employee acknowledges and agrees if he breaches any provision of this Agreement then FCSC and/or FCFC may pursue any other relief available to them under applicable law, including appropriate injunctive relief.

     10. If any section, paragraph, sentence, clause, or phrase contained in this Agreement shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

     11. One or more waivers of a breach of any provision hereunder by any party to this Agreement shall not be deemed to be a waiver of any proceeding or subsequent breach hereunder.

     12. Employee hereby acknowledges and expressly warrants and represents for himself, his predecessors, successors, assigns, heirs, executors, administrators and legal representatives that Employee (a) is legally competent and authorized to execute this Agreement, (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any rights, title, interest, or claim that he may have by reason of any matter described or released in this Agreement, and (c) has the full right and authority to enter into this Agreement. FCSC and FirstCity hereby acknowledge and expressly warrant and represent for themselves and their agents and successors that they are legally authorized to execute this Agreement, and they have the full right and authority to enter into this Agreement.

     13. By executing this Agreement, Employee acknowledges that (a) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (b) Employee has read this Agreement and fully understands its terms and their importance; (c) Employee is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever; and (d) Employee acknowledges that he has been advised by FCSC and FCFC that he has the right to consult with an attorney or other advisor prior to executing this Agreement.

     14. This Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cased be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

     15. The terms of this Agreement are subject to the approval of the Compensation Committee.

     16. YOU ARE HEREBY ADVISED TO CAREFULLY CONSIDER THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY. IN THIS AGREEMENT YOU ARE BEING ASKED TO WAIVE POTENTIAL LEGAL CLAIMS AND RIGHTS THAT YOU MAY HAVE. YOU ARE FURTHER ADVISED THAT YOU HAVE TWENTY_ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND RELEASE. IF YOU CHOOSE NOT TO SIGN THIS AGREEMENT AND RELEASE WITHIN SUCH PERIOD, IT SHALL BE CONSIDERED WITHDRAWN. FURTHER, YOU HAVE SEVEN (7) CALENDAR DAYS TO REVOKE YOUR ACCEPTANCE OF THIS AGREEMENT AND RELEASE.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove written.

Date: April 23, 2004
G. Stephen Fillip

FirstCity Servicing Corporation

By:

	Name:	James T. Sartain

	Title:	Chairman

FirstCity Financial Corporation

By:

	Name:	James T. Sartain

	Title:	Chairman

THE STATE OF TEXAS	§
COUNTY OF MCLENNAN	§

     BEFORE ME, the undersigned, a Notary Public, on this day personally appeared G. Stephen Fillip, known to me to be the person whose name is subscribed to the foregoing instrument and he acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 23rd day of April, 2004.

Notary Public

THE STATE OF TEXAS	§
COUNTY OF MCLENNAN	§

     BEFORE ME, the undersigned, a Notary Public in and for said county and state, on this day personally appeared James T. Sartain, who is the Chairman for FirstCity Servicing Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, as the act and deed of said corporation, and in the capacity therein stated.

     Given under my hand and seal of office this 23rd day of April, 2004.

Notary Public

THE STATE OF TEXAS	§
COUNTY OF McLENNAN	§

     BEFORE ME, the undersigned, a Notary Public in and for said county and state, on this day personally appeared James T. Sartain, who is the Chairman for FirstCity Financial Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he executed the same for the purposes and consideration therein expressed, as the act and deed of said corporation, and in the capacity therein stated.

     Given under my hand and seal of office this 23rd day of April, 2004.

Notary Public, State of Texas